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ITEM 77I/77Q1(D) - TERMS OF NEW OR AMENDED SECURITIES:

COLUMBIA FUNDS SERIES TRUST

On November 27, 2013, Form Type 485(b), Accession No. 0001193125-13-456235, an
amendment to the registration statement of Columbia Funds Series Trust, was filed with the SEC. This amendment registered new Class R5 shares of Columbia Marsico Focused Equities Fund, effective December 1, 2013, and describes the characteristics of the new class of shares.

On December 23, 2013, Form Type 485(b), Accession No. 0001193125-13-482605, an
amendment to the registration statement of Columbia Funds Series Trust, was filed with the SEC. This amendment registered new Class R5 shares of Columbia Marsico 21/st/ Century Fund and new Class R4 and R5 of Columbia Marsico Global Fund, effective December 31, 2013, and describes the characteristics of the new class of shares.